UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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Pershing Square Capital Management, L.P. and certain affiliates (“Pershing Square”) posted the following material to their Facebook page relating to Automatic Data Processing, Inc. (the “Company”):

ADP Ascending Published by GlobalStrategy Group 11· Just now ·    After reviewing our transformation plan and nominees for ADP’s Board of Directors, independent proxy advisory firm Glass Lewis recommended that ADP shareholders vote for ALL THREE Pershing Square nominees on the GOLD proxy card. Read more about their recommendation below. “In conclusion, we believe (Pershing Square’s] nominees would each and collectively bring a fresh independent perspective, new ideas, recent and practical experience achieving operational efficiencies, implementing a business transformation plan and realizing cost savings, as well as financial expertise and an owner’s mentality to the ADP board. These experiences and perspectives appear to be well-suited for ADP’s current opportunities and threats giving rise to the potentiator the Company to strengthen its competitive position and meaningfully improve its operational and financial performance. The nominees, each a qualified director candidate with a clear financial incentive to represent the interests of all ADP shareholders, would represent a minority of three in a boardroom of 10 directors. As such, they would be in no position to advance any substantive change that was also not also supported by at least an equal number, and likely a majority, of the remaining incumbent board members. At the same time, the election of three new board members, effecting the replacement of the three longest-tenured directors, would arm (Pershing Square’s) nominees with a strong directive from ADP shareholders for the board and management team to work constructively in order to maximize ADP’s potential. “Therefore, rather than supporting the status quo, we believe investors have an opportunity to convey their discontent with the board’s continuation of a potentially sub-optimal business plan, and to encourage fresh perspectives, analysis and discussion in the boardro Qm of the best path forward for ADP, through the election of qualified director candidates, including a well -established shareholder representative, supported by what we believe to be convincing, well-framed arguments outlining the substantial opportunity for ADP and its shareholders to realize superior returns and value in the long term. Based on these factors and the considerations discussed above, we believe shareholders would be best served by supporting the election of all three of Pershing Square’s nominees as well as the re-election of the seven uncontested incumbent nominees.”

Pershing Square posted the following material to their Twitter page relating to the Company:

ADP Ascending v @ADPascending    Independent proxy advisory firm believes $ADP shareholders are best served by voting for our 3 nominees. businesswire.com/news/home/2017 #vote GOLD    Proxy Advisory Firm Gl ass Lewis Recommends ADP Share... Pershing Square Capital Management, L.P.(“Pershing Square”), announced today that Glass, Lewis & Co., LLC (“Glass Lewis& rdq businesswire.com    8:10AM2· 7 Oct 2017

ADP Ascending ASCtHO!H(;:    • v @ADPascendong    I ndependent proxy advisory firm Glass Lewis on our plan: “Upon successful implementation of Pershing Square’s transformation plan...” 1/2 11:40 AM—27 Oct 2017

ADP Asce nding .UCIMDING     v @ADPascending    ”...we believe $ADP would likely deliver superior financial performance and significantly greater shareholder value.” #voteGOLD 2/2 11:40 AM·27 Oct 2017 0